Exhibit 99.2

Teligent, Inc. discloses the information set forth below as of January 28, 2021, the date of this disclosure.

Our Company

Overview

Teligent, Inc. is a generic pharmaceutical company that develops, manufactures and markets a diversified portfolio focused on high-barrier prescription products. Our mission is to become a leader in the generic pharmaceutical market. Under our own label, we currently market and sell generic topical, branded generic and generic injectable, and generic ophthalmic pharmaceutical products in the United States and Canada. In the United States we are currently marketing 37 generic topical pharmaceutical products and two branded generic injectable pharmaceutical products. In Canada, we market 25 generic injectable, three generic topical, and three generic ophthalmic products. Generic pharmaceutical products are bioequivalent to their brand name counterparts. We also provide contract manufacturing services to the pharmaceutical, over-the-counter, ("OTC"), and cosmetic markets. We operate our business under one segment.

We have two platforms for growth:

•	Developing, manufacturing and marketing a portfolio of generic prescription pharmaceutical products under our own or a private label in topical, injectable, and other high-barrier dosage forms; and

•	Managing our current contract manufacturing and formulation services business.

We have been in the contract manufacturing and development of topical products business since the early 1990s, but our strategy since 2010 has been focused on the growth of our own generic prescription pharmaceutical business. Since 2010, we have focused on transitioning our business to include more customers in the topical pharmaceutical industry. In 2014, we broadened our primary target product focus from topical pharmaceuticals to include a wider approach focused on high-barrier generic prescription pharmaceutical products. We believe that expanding our development and commercial base beyond topical generics, historically the cornerstone of our expertise, to include injectable generics and other high-barrier dosage forms will leverage our existing expertise and capabilities, and broaden our platform for diversified strategic growth.

We currently have seven Abbreviated New Drug Applications (“ANDA”) in our topical pipeline that are pending at the FDA. Additionally, we have one Abbreviated New Drug Submission (“ANDS”) pending at Health Canada.

Our common stock is traded on the Nasdaq Global Select Market under the trading symbol “TLGT.” Our principal executive office, laboratories, and manufacturing facilities are located at 105 Lincoln Avenue, Buena, New Jersey. We have additional offices located in Iselin, New Jersey and Mississauga, Canada.

Our Generic Pharmaceutical Business

In September 2010, we leveraged our existing formulation and manufacturing capabilities to begin our transformation from being solely a contract development and manufacturing company into a generic pharmaceutical company with our own portfolio of products, as recognized by our first ANDA submission to the FDA in 2015. ANDAs are submitted to the FDA for generic prescription drug products that have the same active ingredient, strength, dosage form, and route of administration as brand name innovator drug products to which they are bioequivalent, meaning that there is no significant difference between the drugs in their rate and extent of absorption in the body. In the United States, approved ANDA generic drugs are usually interchangeable with the innovator drug. This means that the generic version may generally be substituted for the branded product by either a physician or pharmacist when dispensing a prescription. Our commercialization of each of these product candidates requires approval of the respective ANDA by the FDA.

Based on IQVIA (NYSE: IQV) data, the addressable market for the seven ANDA topical filings and three NDA Prior Approval Supplements (PASs) that we have pending with the FDA is estimated to total over $130 million per annum. We expect to continue to expand our presence in the generic topical and generic injectable pharmaceutical markets through the submission of additional ANDAs to the FDA and the subsequent launch of products if and when these applications are approved by the FDA. Additionally, we plan to file further ANDSs with Health Canada in 2021 to the extent the COVID-19 pandemic allows for the submission of new drug applications.

Our Contract Manufacturing and Development Business

We develop, manufacture, fill and package topical semi-solid and liquid products for branded and generic pharmaceutical customers, as well as the OTC and cosmetic markets. These products are used in a wide range of applications from cosmetics and cosmeceuticals to the prescription treatment of conditions like dermatitis, psoriasis and eczema.

We believe that our quality contract manufacturing and development business provides a consistent and reliable source of products and services to our customers. We offer flexibility in batch sizing and package design, which gives our customers the opportunity to select the appropriate presentation for each product. Our high-speed packaging lines can accommodate a variety of tubes, bottles, pumps and jars. We presently anticipate continuing efforts to grow this business through the addition of new customers and products.

Recent Developments

Liquidity Issues

We have recently experienced significant liquidity issues and have engaged in a series of equitization and refinancing transactions. However, as discussed further below, we continue to experience significant financial and operating challenges that present substantial doubt as to our ability to continue as a going concern. As of the date of this disclosure, we have approximately $5.4 million in cash and cash equivalents. In the event we do not generate sufficient liquidity from the previously announced at-the-market offering of our shares of our common stock contemplated by that certain At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley Securities”) dated as of January 27, 2021 (such offering, the “ATM Offering”), we expect to pursue a reorganization under the U.S. Bankruptcy Code as early as during the first quarter of 2021.

Additionally, due to our failure to comply with Nasdaq’s Minimum Bid Price Requirement (as defined and further discussed below), our common stock is at substantial risk of being delisted from the Nasdaq Global Select Market.

January 2021 Debt Exchange Transactions

On January 27, 2021, we completed a recapitalization and equitization transaction pursuant to an Exchange Agreement, dated January 27, 2021, among the Company, the Series C Noteholders (as defined below) and Ares (as defined below) (the “Exchange Agreement”). Under the Exchange Agreement, the holders (the “Series C Noteholders”) of all of our 9.5% Series C Senior Secured Convertible Notes due 2023 (the “Series C Notes”) agreed to exchange an aggregate of approximately $50.3 million of outstanding principal under the Series C Notes, representing 100% of the outstanding principal under the Series C Notes, together with accrued interest thereon, for an aggregate of 29,862,641 shares (the “Series C Exchange Shares”) of our common stock (the “Series C Equitization”). The Series C Equitization resulted in the extinguishment of all of our obligations under the Indenture, dated as of July 20, 2020, between us and Wilmington Trust, National Association, as trustee and collateral agent (the “Series C Indenture”).

Additionally, under the Exchange Agreement, certain credit funds and accounts managed by affiliates of Ares Management Corporation (such funds and accounts, collectively, “Ares” and, together with the Series C Noteholders, the “Participating Parties”) that are lenders under our Second Lien Credit Agreement, dated December 13, 2018, by and among the Company, certain of its subsidiaries, the lenders from time to time party thereto, and Ares Capital Corporation as Administrative Agent (as amended, including by the Second Lien Amendment (as defined below), the “Second Lien Credit Agreement”) agreed to convert a portion of the outstanding term loans under the Second Lien Credit Agreement constituting 100% of the approximately $24.5 million in accrued PIK interest under the Second Lien Credit Agreement into an aggregate of approximately 85,412 shares of our newly created Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”, and such transaction, the “PIK Interest Exchange” and, together with the Series C Equitization, the “January 2021 Debt Exchange Transactions”). Each share of Series D Preferred Stock is non-voting and, subject to an increase in the number of shares of our common stock available for issuance under our amended and restated certificate of incorporation, is convertible into 200 shares of our common stock. The shares of Series D Preferred Stock issued in connection with the PIK Interest Exchange are convertible into an aggregate of 17,082,385 shares of our common stock. The holders of shares of Series D Preferred Stock may not convert such shares of Series D Preferred Stock into shares of our common stock to the extent such a conversion would result in a holder thereof, together with its affiliates, collectively owning more than 15% of the number of shares of our common stock then outstanding.

The January 2021 Debt Exchange Transactions reduced the amount of indebtedness on our balance sheet from approximately $186.3 million to approximately $109.7 million. After giving effect to the January 2021 Debt Exchange Transactions and prior exchange transactions in which we extinguished all outstanding 4.75% Convertible Senior Notes due May 2023 and all outstanding 7.0% Cash / 8.0% PIK Series B Senior Unsecured Convertible Notes due 2023, our remaining indebtedness consists of:

•	$105.0 million in outstanding borrowings under the Senior Credit Agreements;
•	$1.3 million outstanding principal amount of our Zero Coupon Convertible Senior Notes due 2023 (the “Series D Notes”) (described further below); and
•	$3.4 million in other outstanding indebtedness.

Our current amended and restated certificate of incorporation authorizes 100,000,000 shares of common stock for issuance. As of the date of this disclosure, we have 53,438,791 shares of common stock issued and outstanding, and our board of directors has reserved up to 40,000,000 shares of common stock for issuance in the ATM Offering. In addition, after giving effect to the January 2021 Debt Exchange Transactions, there are approximately 85,412 shares of Series D Preferred Stock outstanding as of the date of this disclosure, which are convertible into, in the aggregate, 17,082,385 shares of our common stock as of the date of this disclosure. As a result, there are presently an insufficient number of shares authorized and available for issuance under our amended and restated certificate of incorporation to effect the conversion of all outstanding shares of Series D Preferred Stock into common stock pursuant to the terms of such Series D Preferred Stock if we were to issue and sell all 40,000,000 shares of common stock in the ATM Offering. Following the launch of the ATM Offering, pursuant to the terms of the Exchange Agreement, we are required to seek the requisite approval of our stockholders to an amendment to our amended and restated certificate of incorporation to allow for the conversion in full of all shares of Series D Preferred Stock into shares of our common stock (either by an increase in the number of authorized shares of our common stock, the effectuation of a reverse stock split, or otherwise) (the “Stockholder Approval”). The Exchange Agreement provides that, if we are unable to obtain the Stockholder Approval on or before July 1, 2021, we will issue to each holder of Series D Preferred Stock, on a quarterly basis, additional shares of Series D Preferred Stock equal to 2.5% of the number of shares of Series D Preferred Stock originally issued to such holder until the Stockholder Approval is obtained (with a prorated amount of Series D Preferred Stock to be issued in the event the Stockholder Approval is obtained during any such calendar quarter).

As a condition to entering into the Exchange Agreement, we entered into a Stockholders’ Agreement with the Participating Parties and B. Riley Securities (the “Stockholders’ Agreement”), pursuant to which, among other matters, the Company granted (i) the Participating Parties registration rights for the shares of our common stock issuable upon conversion of the Series D Preferred Stock and the Series C Exchange Shares, and (ii) B. Riley Securities registration rights for the shares of common stock issued to B. Riley Securities as a commitment fee in connection with this offering. In addition to the voting restrictions discussed further below, the Stockholders’ Agreement also contains terms restricting the transfer of shares of our common stock and Series D Preferred Stock held by the Participating Parties, including, subject to certain exceptions, a restriction on all sales or other transfers or dispositions of such shares (i) in respect of the ATM Offering, from the date the ATM Offering is launched until the termination of the ATM Offering; (ii) in any period during which we are conducting a follow-on public offering of our common stock within 11 months after the ATM Offering and ending on the earlier of 60 days after commencement of such offering or five trading days following its completion; (iii) in violation of certain volume restrictions set forth in the Stockholders’ Agreement (including the Rule 144 Volume Limitation (as defined in the Stockholders’ Agreement)) at any time when such Participating Party holds at least 9.9% of the outstanding shares of our common stock (including shares issuable upon conversion of the Series D Preferred Stock) and (iv) to any person or entity that is required to file a statement on Schedule 13D or Schedule 13G with respect to our securities. The Stockholders’ Agreement also (x) subjects each Participating Party to certain standstill provisions for a period of 18 months following the date of the Stockholders’ Agreement, (y) requires each Participating Party to include, in any Schedule 13D or Schedule 13G that such Participating Party may be required to file in respect of our securities, an acknowledgment that such Participating Party has no intent to directly or indirectly control us or to take any actions contemplated by Section 5 of the Stockholders’ Agreement and (z) provides that the rights of each of Nantahala Capital Management, LLC (“Nantahala”) and Silverback Asset Management, LLC, two of our Series C Noteholders, to appoint a non-voting observer to our board of directors terminate upon the consummation of the Series C Exchange.

The Stockholders’ Agreement also contains certain voting restrictions as follows: (a) each Series C Noteholder and each of such Series C Noteholder’s affiliates will not vote any shares of our common stock held by such Series C Noteholder or such affiliates to the extent such vote would result in such Series C Noteholder and such affiliates, collectively, voting in excess of 4.9% of the outstanding shares of our common stock as of the record date for such vote, and (b) Ares will not vote any shares of our common stock held by it to the extent such vote would result in Ares and its affiliates, collectively, voting in excess of 15% of the outstanding shares of our common stock as of the record date for such vote. In addition, pursuant to Voting Trust Agreements among Wilmington Savings Fund Society, FSB (“WSFS Bank”), us and each of Nantahala and Silverback (the “Voting Trust Agreements”), we and each of Nantahala and Silverback have agreed to establish voting trusts with WSFS Bank to hold all Series C Exchange Shares issued to Nantahala or Silverback, respectively, in excess of 4.9% of the outstanding shares of our common stock, and WSFS Bank has agreed to vote all such Series C Exchange Shares on all matters presented to the vote of our stockholders in the same proportions as all shares of our common stock other than (x) the Series C Exchange Shares held in trust by WSFS Bank; (y) any other shares of our common stock held by Nantahala or Silverback, as applicable and (z) other shares of our common stock held by the other Participating Parties.

Amendments to First Lien Credit Agreement and Second Lien Credit Agreement

Also in connection with the January 2021 Debt Exchange Transactions and the ATM Offering, we entered into (i) Amendment No. 4 to First Lien Revolving Credit Agreement (the “First Lien Amendment”), amending the First Lien Credit Agreement, dated December 13, 2018, by and among the Company, certain of its subsidiaries, the lenders from time to time party thereto, and ACF Finco I LP as Administrative Agent (as amended by the First Lien Amendment, the “First Lien Credit Agreement”), and (ii) Amendment No. 6 to Second Lien Credit Agreement (the “Second Lien Amendment”), pursuant to which all identified defaults and events of default thereunder were waived and certain amendments were made to the First Lien Credit Agreement and Second Lien Credit Agreement, respectively, including those described below. The First Lien Credit Agreement and Second Lien Credit Agreement are referred to herein as the “Senior Credit Agreements,”, and such indebtedness outstanding under the Senior Credit Agreements is referred to herein as the “Senior Credit Facilities”.

The First Lien Amendment amended the First Lien Credit Agreement to, among other things, (i) permit borrowings under the revolving credit facility under the First Lien Credit Agreement, subject to availability (which is $0 as of the date of this disclosure) and the other terms and conditions of the First Lien Credit Agreement, provided, that such borrowings are only available until the commitments of the lenders under the Second Lien Credit Agreement under the Second Lien Delayed Draw Term Loan C Facility (as defined below) have been reduced to $0, (ii) reduce from $10.0 million to $3.0 million (from and after the first draw of the Second Lien Delayed Drawn Term Loan C Facility described below) the maximum amount of cash that we and our subsidiaries that are credit parties under the First Lien Credit Agreement are permitted to maintain prior to triggering a mandatory prepayment of the revolving credit facility (without a permanent reduction of the revolving credit commitments), which $3.0 million threshold automatically increases by the net proceeds received from the ATM Offering and any other equity offering, (iii) reduce from $3.0 million to $1.0 million the minimum liquidity (as defined in the First Lien Credit Agreement) required to be maintained by us and our subsidiaries that are credit parties under the First Lien Credit Agreement on a consolidated basis until the earlier of (a) the date on which the net proceeds from the ATM Offering exceed $15.0 million in the aggregate and (b) February 15, 2021, at which time the liquidity covenant increases to $3.0 million on a consolidated basis, (iv) from and after March 31, 2022, further increase the liquidity covenant to $4.0 million on a consolidated basis and (v) suspend testing of the minimum consolidated adjusted EBITDA covenant until March 31, 2022, at which time such minimum consolidated adjusted EBITDA covenant levels will resume to the levels in effect prior to the closing of the First Lien Amendment.

The Second Lien Amendment amended the Second Lien Credit Agreement to (i) permit, among other things, the January 2021 Debt Exchange Transactions, (ii) provide for a new multiple-draw delayed draw term loan facility in the aggregate principal amount of up to $4.6 million (the “Second Lien Delayed Draw Term Loan C Facility”) which will be made available to us until December 31, 2021, subject to satisfaction of the conditions to borrowing, including, following the launch of the ATM Offering, a pro forma maximum liquidity test of $4.0 million, the proceeds of which may be used to pay expenses specified in a budget approved by the administrative agent under the Second Lien Credit Agreement, (iii) reduce from $3.0 million to $1.0 million the minimum liquidity (as defined in the Second Lien Credit Agreement) required to be maintained by us and our subsidiaries that are credit parties under the Second Lien Credit Agreement on a consolidated basis until the earlier of (a) the date on which the net proceeds from the ATM Offering exceed $15.0 million in the aggregate and (b) February 15, 2021, at which time the minimum liquidity covenant increases to $3.0 million on a consolidated basis, (iv) from and after March 31, 2022, further increase the minimum liquidity covenant to $4.0 million on a consolidated basis, (v) suspend testing of the minimum consolidated adjusted EBITDA covenant until March 31, 2022, at which time such minimum consolidated adjusted EBITDA covenant levels will resume to the levels in effect prior to the closing of the Second Lien Amendment and (vi) extend the date on which we may elect to pay interest in kind. Loans made under the Second Lien Delayed Draw Term Loan C Facility will be pari passu with, and have the same interest and payment terms (including maturity) as those applicable to, the existing loans under the Second Lien Credit Agreement.

Liquidity and Capital Resources; Going Concern

We have incurred significant losses and generated negative cash flows from operations in recent years, and we expect to continue to incur losses and generate negative cash flows from operations for the foreseeable future. We are not currently generating revenues from operations that are sufficient to cover our operating expenses, and our available capital resources are not sufficient for us to continue to meet our obligations as they become due, presenting substantial doubt as to our ability to continue as a going concern. Our cash and cash equivalents at December 31, 2020 were approximately $6.3 million, compared to approximately $9.7 million at September 30, 2020. We have engaged financial and legal advisors to assist us in, among other matters, analyzing all available strategic alternatives to address our liquidity and capital structure including, but not limited to, significant changes in our operating plan, pursuit of a merger or other change of control transaction, or restructuring our outstanding debt via out of court or in-court methods, including a reorganization under the U.S. Bankruptcy Code.

As of the date of this disclosure, our cash and cash equivalents are approximately $5.4 million, and we have determined that we would likely immediately pursue a reorganization under the U.S. Bankruptcy Code if our cash and cash equivalents were to fall below $3.0 million. In the absence of additional liquidity, we anticipate that existing cash resources, after giving effect to $4.6 million in interim funding under the Second Lien Credit Agreement, would be depleted by the end of February 2021. To remain viable, we estimate that we will require no less than approximately $20.0 million of additional liquidity to fund our cash requirements until December 31, 2021 (assuming, among other matters, the completion of the inspections under the FDA Warning Letter (described further below) and a reduction in the impact on our operations and financial results from the COVID-19 pandemic), although this estimate is subject to a number of assumptions and may vary materially. In the event that the ATM Offering does not generate sufficient proceeds, we expect to pursue a reorganization under the U.S. Bankruptcy Code as early as during the first quarter of 2021.

We are actively pursuing potential sources of additional liquidity, including:

•	Equity Financing. We are pursuing the ATM Offering with an aggregate offering price of up to $22,619,204 in shares of our common stock. The amount of liquidity we will generate in the ATM Offering will primarily depend on the market price of our common stock, which will impact the number of shares we will be able to sell and the periods in which such sales may be made. Because, among other matters, (i) we have not sought equity financing in the recent past, (ii) we will not be able to make sales of common stock in the ATM Offering following the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (see “Termination of S-3 Eligibility” below for further discussion), and (iii) the ATM Offering may be highly dilutive to current holders of our common stock, there is no guarantee as to the amount of liquidity we will be able to generate in the ATM Offering.

•	Debt Financing. As discussed in “January 2021 Debt Exchange Transactions” above, we have undertaken several deleveraging transactions to reduce our indebtedness and our related costs of capital. Additionally, we have worked with our lenders under the Senior Credit Facilities to obtain short-term financing to meet our immediate liquidity needs, including $4.6 million in interim funding under the Second Lien Credit Agreement. At the commencement of the ATM Offering, we and Ares agreed to amendments of the Senior Credit Agreements to provide for an extension of relief from certain financial covenants (including, among others, our minimum liquidity covenant through March 31 2022). There can be no assurances that our senior lenders will continue to provide interim financing or other relief from the covenants contained in our Senior Credit Agreements, from which we may need one or more additional waivers based on our currently expected results. In the event such waivers are not extended and we violate one or more of certain specified covenants in our Senior Credit Agreements, such violation may lead to one or more events of default under the Senior Credit Agreements, which may trigger certain cross-default provisions under the terms of any other indebtedness then in effect.

•	Strategic Alternatives. We have engaged in discussions with a number of counterparties with respect to potential transactions for certain of our strategic assets, as well as sales of substantially all of our assets (on a consolidated basis) or a merger or other change-of-control transactions. We expect to continue to engage in such discussions as we and our board of directors determine are appropriate; however, there can be no assurance that we will be able to complete any such strategic transaction on terms that are acceptable to us, if at all.

It is very difficult to estimate our liquidity requirements, future cash burn rates and future operating results, and any such estimates may vary significantly. Further, it is very difficult to determine when our operating environment will change to allow us to return to more normalized operations, including in respect of the effects of the COVID-19 pandemic. By way of example, the COVID-19 pandemic has resulted in a significant decrease in elective visits to dermatologists in the United States, which has led to a reduction in the volume of prescriptions written for topical products customarily supplied by us, which has negatively impacted our revenue. Further, the FDA Warning Letter (discussed further below) has prevented us from launching our new sterile injectable product line to be produced at our new facility, and due to regulatory and inventory production requirements, as well as certain issues of non-conformance with respect to certain products identified during our review undertaken in connection with the FDA Warning Letter (including, among other matters, product recalls, long-term production pauses, short-term clear path to market production pauses, and continued production with minor process correction), we anticipate continuing to experience a significant delay in the launch of such product line even after the restrictions imposed by the FDA Warning Letter are rescinded (if such restrictions are rescinded at all). We also continue to experience significant pressures on our liquidity related to remediation efforts arising in respect of the FDA Warning Letter. While we believe we have made substantial progress in remediating the issues identified in the FDA Warning Letter and in subsequent internal reviews, the FDA has significantly reduced its on-site inspections during the COVID-19 pandemic. As a result, there can be no assurances as to when the FDA will re-inspect our Buena, NJ facility and whether (and to what extent) the FDA will agree to remove the restrictions imposed by the FDA Warning Letter following such re-inspection.

As such, there is substantial doubt that any of these potential sources of liquidity will be realized or that, if realized, they will generate sufficient liquidity required by us until we are able to achieve more normalized operating results. Further, given the substantial doubts of our ability to proceed as a going concern and the significant operational challenges we face in the near- and long-term, there can be no assurances that any or all of these potential sources of liquidity will be available to us on commercially acceptable terms, if at all. In the event that we determine that these sources of liquidity will not be available to us or they will not allow us to meet our obligations as they become due, we will need to pursue relief under the U.S. Bankruptcy Code.

FDA Warning Letter

As part of our efforts to remediate the issues identified in the FDA’s warning letter issued in November 2019 (the “FDA Warning Letter”) and to strengthen our quality systems, we undertook a comprehensive review of all of our products. This review was completed in December 2020. While the review did not identify material issues with many of our products, it identified certain issues of non-conformance with respect to certain products which have resulted in recalls and halting the production of certain products, that we are actively reviewing and remediating. We have experienced and may continue to experience, among other matters, product recalls, long-term production pauses, short-term clear path to market production pauses, and continued production with minor process corrections. We believe the foregoing disruptions with respect to certain of our products and the diversion of resources to remediate the product quality issues will have a negative impact on our business, financial position, results of operations and cash flows during the fourth quarter of 2020 and during 2021, including reducing our revenue, negatively impacting operating/(loss), and possibly resulting in impairment and other charges. Further, we anticipate that the FDA’s issuance of the warning letter and review of our processes will continue to delay the FDA’s pre-approval inspection for commercial production on the newly installed injectable line at the Buena, NJ facility. The continued failure to address the issues identified by the FDA in its warning letter and those subsequently identified by us in our comprehensive product quality review as well as the continued delay in obtaining the FDA’s pre-approval inspection for commercial production on the newly installed injectable line at the Buena, NJ facility will have a negative impact on our business, financial position, results of operations and cash flows.

COVID-19 Response

As a pharmaceutical manufacturing facility, we are considered “essential” under applicable directives from the state of New Jersey. We have and anticipate continuing to remain open as long as permitted and conditions remain safe for our employees. Among other preventative measures, we have directed all non-production, Quality or R&D employees to continue working from home in accordance with applicable guidelines, implemented social distancing measures on-site at our manufacturing facility, provided daily personal protective equipment to our onsite employees upon their arrival to the site and implemented temperature monitoring services at our newly established single point of entrance. We have also implemented a more frequent sanitization process of the facility.

In order to preserve cash and align manufacturing-related resources with downward adjustments made to our production schedule, we initiated a reduction in force at our Buena, NJ manufacturing facility effective June 19, 2020. In connection with the reduction, we terminated 53 employees and furloughed another 15 employees. Our employee base after these actions, coupled with our Company-wide effort to reduce recruitment initiated earlier in the year, is down 31% from the start of the year.

In addition, we decided to shift our research and development operation being performed in our Tallinn, Estonia office to our US manufacturing site at Buena, New Jersey and subsequently to wind-down our Estonia operation. In October 2020, we sold certain of our assets located in Estonia, primarily lab machinery, equipment and office furniture, for a sales price of $125,000 in cash to our former Chief Executive Officer.

Nasdaq Compliance Matters

On December 4, 2020, we received a notice from Nasdaq informing us that, for the immediately preceding 30 consecutive trading days, the bid price of our securities had closed below $1.00 per share, which is the minimum required closing bid price for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). We have until June 2, 2021 to regain compliance with the Minimum Bid Price Requirement and if, at any time before such date, the closing bid price of our securities is at least $1.00 per share for a minimum of 10 consecutive trading days, we will have achieved compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement on or before June 2, 2021, then our common stock will be delisted from the Nasdaq Global Select Market unless we request a hearing before the Nasdaq Hearings Panel.

Termination of S-3 Eligibility

We failed to timely file our Quarterly Report on Form 10-Q for the three months ended September 30, 2020 (the “Third Quarter 10-Q”). When we file our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), such filing will serve as an update of our current registration statement on Form S-3 (File No. 333-224188) (the “Current Form S-3”) for purposes of Section 10(a)(3) of the Securities Act and Rule 401(b) promulgated under the Securities Act. Because of our failure to timely file the Third Quarter 10-Q, we will not be eligible to use Form S-3, including our Current Form S-3, after we file our 2020 Form 10-K. At such time, if we have not already done so, we will be required to cease the ATM Offering at the time the 2020 Form 10-K is filed (to the extent the ATM Offering has not already been terminated) and in no event later than March 31, 2021.